Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended December 31, 2003

(unaudited)

(in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2003	2002	2003	2002

Operating Revenues
Electric	$870,178	$806,785	$3,383,132	$3,338,068
Gas	197,129	216,126	835,507	590,471
Other	54,713	41,522	197,238	130,813
	1,122,020	1,064,433	4,415,877	4,059,352

Operating Expenses
Fuel used in electric production	258,918	206,031	1,005,027	885,685
Gas purchased	134,938	121,258	503,834	309,983
Purchased and exchanged power	58,946	21,810	153,169	104,014
Other operation	248,396	287,209	1,048,842	1,087,793
Maintenance	54,992	42,100	227,611	203,796
Depreciation	105,379	111,142	419,098	405,487
Taxes other than income taxes	49,211	61,443	249,746	263,002
	910,780	850,993	3,607,327	3,259,760

Operating Income	211,240	213,440	808,550	799,592

Other Income and (Expenses) - Net
Allowance for equity funds used during construction	421	4,059	7,532	12,861
Equity in earnings of unconsolidated subsidiaries	3,549	7,905	15,201	15,261
Other - net	10,057	5,826	30,624	(459)
	14,027	17,790	53,357	27,663

Interest and Other Charges
Interest on long-term debt	82,279	64,647	290,065	239,423
Other interest	(226)	3,141	3,882	22,500
Allowance for borrowed funds used during construction	(6,074)	(4,811)	(25,345)	(18,824)
	75,979	62,977	268,602	243,099
Preferred Trust
Preferred dividend requirement of subsidiary trust	—	5,985	11,940	23,832

Income Before Taxes	149,288	162,268	581,365	560,324

Income Taxes	41,387	36,614	143,508	160,255
Preferred dividend requirements of subsidiaries	859	858	3,433	3,433

Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$107,042	$124,796	$434,424	$396,636
Discontinued Operations, net of tax	11	(24,600)	8,886	(25,161)
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	26,462	(10,899)
Net Income	$107,053	$100,196	$469,772	$360,576

Average Common Shares Outstanding	178,288	168,538	176,535	167,047

Earnings Per Common Share
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.60	$0.74	$2.46	$2.37
Discontinued Operations, net of tax	—	(0.15)	0.05	(0.15)
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.60	$0.59	$2.66	$2.16

Earnings Per Common Share - Assuming Dilution
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.59	$0.73	$2.43	$2.34
Discontinued Operations, net of tax	—	(0.15)	0.05	(0.15)
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.59	$0.58	$2.63	$2.13

Dividends Declared Per Common Share	$0.46	$0.45	$1.84	$1.80

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.